Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

News Release

Contact	Spencer Gallien	Date	August 15, 2016
Telephone	+1 847 507 3579	Email	spencer.gallien@fleishman.com

JLL Income Property Trust
Increases Quarterly Dividend

Chicago (August 15, 2016) - JLL Income Property Trust, an institutionally-managed, daily valued, perpetual life real estate investment trust (REIT) (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced that on August 11, 2016, its board of directors declared a dividend for the third quarter 2016 of $0.125 per share, a 4.2% increase from the prior quarter’s $0.12 per share. The increased dividend is payable on November 1, 2016 to stockholders of record on September 29, 2016. The dividend represents an annualized rate of $0.50 per share, marks the nineteenth consecutive quarterly dividend payment, and the fourth dividend increase since the first quarter of 2012.

“We are pleased to once again enhance the current return to our stockholders through this increased dividend and demonstrate our ongoing commitment to providing attractive, risk-adjusted returns,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “Our operating performance continues to be strong, and we are confident that we can continue to add value to our portfolio.”

The annualized gross dividend of $0.50 per share represents a current yield of approximately 4.4% before applicable share class specific fees on JLL Income Property Trust’s NAV per share of $11.27 as of August 10, 2016. All stockholders will receive a third quarter dividend of $0.125 per share less applicable share class specific fees.

A second quarter dividend of $0.12 per share, less applicable share class specific fees, was paid according to the table below on August 1, 2016 to stockholders of record as of the close of business on June 29, 2016.

	M-I Share[1]	A-I Share[2]	M Share[3]	A Share[4]
Q2 Quarterly Gross Dividend per Share	$0.12000	$0.12000	$0.12000	$0.12000
Less: Dealer Manager Fee per Share	($0.00124)	($0.00671)	($0.00794)	($0.02619)
Q2 Quarterly Net Dividend per Share	$0.11876	$0.11329	$0.11206	$0.09381
NAV per Share as of June 30, 2016	$11.22	$11.22	$11.21	$11.19
Annualized Net Dividend Yield Based on NAV as of June 30, 2016	4.2%	4.0%	4.0%	3.4%

1 A dealer manager fee equal to 1/365th of 0.05% of NAV is allocated to Class M-I stockholders daily and reduces the quarterly dividend paid.

2 A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class A-I stockholders daily and reduces the quarterly dividend paid.

3 A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class M stockholders daily and reduces the quarterly dividend paid.

4 A dealer manager fee equal to 1/365th of 1.05% of NAV is allocated to Class A stockholders daily and reduces the quarterly dividend paid.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.
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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $58 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.